For period ending March 31, 2011					77Q1

File number 811-2802
INVESTMENT ADVISORY AND ADMINISTRATION CONTRACT
Agreement made as of March 1, 2011, between UBS CASHFUND INC., a
Maryland corporation (the Fund), and UBS GLOBAL ASSET
MANAGEMENT (AMERICAS) INC. (UBS Global AM);
WHEREAS the Fund is engaged in business as an open-end management investment company and is so registered under the Investment Company
Act of 1940, as amended (the 1940 Act); and
WHEREAS the Fund desires to retain UBS Global AM as investment adviser and administrator to furnish certain administrative and investment advisory and portfolio management services to the Fund and UBS Global
AM is willing to furnish such services;
NOW, THEREFORE, in consideration of the premises and mutual
covenants herein contained, it is agreed between the parties hereto as follows:
       1.	Appointment.  The Fund hereby appoints UBS Global AM
as investment adviser and administrator of the Fund for the period and on the terms set forth in this Contract. UBS Global AM accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.
       2.	Duties as Investment Adviser.  Subject to the supervision
of the Funds board of directors, UBS Global AM will provide a continuous investment program for the Funds portfolio, including investment research and management with respect to all securities and investments and cash equivalents in the portfolio and will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund.  UBS Global AM will provide the services under this
Contract in accordance with the Funds investment objective, policies and restrictions as stated in the Funds current prospectus and Statement of Additional Information (the Prospectus). UBS Global AM further agrees that it:
(a)	will conform with all applicable rules and regulations of
the Securities and Exchange Commission (SEC);
(b)	will place orders pursuant to its investment
determinations for the Fund either directly with the issuer
or with any broker or dealer.  In placing orders with
brokers and dealers UBS Global AM will attempt to
obtain the best net price and the most favorable
execution of its orders.  Consistent with this obligation,
when the execution and price offered by two or more
brokers or dealers are comparable, UBS Global AM may,
in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Fund with
research, advice and other services.  In no instance will
portfolio securities be purchased from or sold to UBS
Global AM or any affiliated person thereof except in
accordance with the rules and regulations promulgated
by the SEC pursuant to the 1940 Act;
(c)	will maintain all books and records with respect to the
Funds securities transactions, will keep its books of
account and will furnish the Funds board of directors
such periodic and special reports as the board may
request; and
(d)	will compute the net asset value and the net income of
the Fund as described in the Prospectus or as more
frequently requested by the Fund;
provided, however, that the functions specified in subparagraphs (b), (c)
and (d) hereof may be performed by another appropriate party.
       3.	Duties as Administrator.  UBS Global AM will assist in
administering the Funds affairs subject to the supervision of the Funds board of directors and the following understandings:
(a)	UBS Global AM will supervise all aspects of the Funds
operation except as hereinafter set forth; provided,
however, that nothing herein contained shall be deemed
to relieve or deprive the board of directors of the Fund
of its responsibility for and control of the conduct of the
Funds affairs;
(b)	In all matters relating to the performance of this
Contract, UBS Global AM will act in conformity with the
Articles of Incorporation, By-Laws and the Prospectus
and Statement of Additional Information of the Fund and
with the instructions and directions of the Funds board
of directors and will conform to and comply with the
requirements of the 1940 Act and all other applicable
Federal or state laws or regulations;
(c)	UBS Global AM will provide the Fund with such
administrative and clerical services as are deemed
necessary or advisable by the Funds board of directors,
including the maintenance of certain of the Funds
corporate books and records;
(d)	UBS Global AM will arrange, but not pay for, the periodic
updating of prospectuses, statements of additional
information and supplements thereto, proxy materials,
tax returns and reports to the Funds shareholders and
the SEC;
(e)	UBS Global AM will provide the Fund with, or obtain for
it, adequate office space and all necessary office
equipment and services, including telephone service,
heat, utilities, stationery supplies and similar items;
(f)	UBS Global AM will provide the board of directors of the
Fund on a regular basis with economic and investment
analyses and reports and make available to the board
upon request any economic, statistical and investment
services normally available to institutional or other
customers of UBS Global AM;
(g)	UBS Global AM will hold itself available to receive orders
for the purchase of shares and will accept or reject such
orders on behalf of the Fund in accordance with the
Prospectus, and will transmit such orders as are so
accepted to the Funds transfer agent as promptly as
practicable; provided, however, that UBS Global AM is not
obligated to sell any certain number of the shares; and
(h)	UBS Global AM will make itself available to receive
requests for redemption from holders of shares and will
transmit such redemption requests to the transfer agent
of the Fund as promptly as practicable.
       4.	Services Not Exclusive.  The services furnished by UBS
Global AM hereunder are not to be deemed exclusive and UBS Global
AM shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby.
       5.	Books and Records.  In compliance with the requirements
of Rule 31a-3 under the 1940 Act, UBS Global AM hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Funds request.  UBS Global AM further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.
       6.	Expenses.  During the term of this Contract, the Fund will
bear all expenses, not specifically assumed by UBS Global AM, incurred in its operations and the offering of shares. That is, the Fund will pay (a) the cost (including brokerage commissions, if any) of securities purchased or sold by the Fund or any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Fund by UBS Global
AM; (c) filing fees and expenses relating to the registration and qualification of the Funds shares under Federal or State securities laws and maintaining such registrations and qualifications; (d) fees and salaries payable to the Funds directors and officers who are not officers or employees of UBS Global AM or interested persons (as defined in the
1940 Act) of any investment adviser or underwriter of the Fund; (e) taxes (including any income or franchise taxes) and governmental fees; (f) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (g) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Fund for violation of any law; (h) legal, accounting and auditing expenses, including legal fees of special counsel for the Independent Directors; (i) charges of custodians, transfer agents and other agents; (j) costs of preparing Share certificates; (k) expenses of setting in type and printing prospectuses, statements of additional information and supplements thereto for existing shareholders, reports and statements to shareholders and proxy materials; (l) any extraordinary expenses (including fees and disbursements of counsel) incurred by the Fund; and (m) fees and other expenses incurred in connection with membership in investment company organizations.
The Fund may pay directly any expense incurred by it in its normal operations and, if any such payment is consented to by UBS Global AM and acknowledged as otherwise payable by UBS Global AM pursuant to this Contract, the Fund may reduce the fee payable to UBS Global AM pursuant to paragraph 7 hereof by such amount. To the extent that such deductions exceed the fee payable to UBS Global AM on any monthly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding monthly payment dates.
In addition, if the expenses borne by the Fund in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which shares are registered or qualified for sale to the public, UBS Global AM will reimburse the Fund for any excess up to the amount of the fee payable to it during that fiscal year pursuant to paragraph 7 hereof.
       7.	Compensation.  For the services provided and the
expenses assumed pursuant to this Contract, the Fund will pay to UBS
Global AM a fee, computed daily and paid monthly, at the following annual rates of the Funds average net assets:


                                                                  Fee As % of
                                                                 Funds Average
Funds Average Net Assets In Billions                              Net Assets

Up to $500 million	                                            0.500%
In excess of $500 million up to $1.0 billion	                    0.425%
In excess of $1.0 billion up to $1.5 billion	                    0.390%
In excess of $1.5 billion up to $2.0 billion	                    0.380%
In excess of $2.0 billion up to $2.5 billion	                    0.350%
In excess of $2.5 billion up to $3.5 billion	                    0.345%
In excess of $3.5 billion up to $4.0 billion	                    0.325%
In excess of $4.0 billion up to $4.5 billion	                    0.315%
In excess of $4.5 billion up to $5.0 billion	                    0.300%
In excess of $5.0 billion up to $5.5 billion	                    0.290%
In excess of $5.5 billion	                                    0.280%

       8.	Limitation of Liability of UBS Global AM.  UBS Global AM
shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Contract relates (including any loss arising out of the receipt by UBS Global AM of inadequate consideration in connection with an order to purchase shares whether in the form of fraudulent check, draft or wire; a check returned for insufficient funds; or any other inadequate consideration (hereinafter Check Loss), except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Contract provided, however, that the Fund shall not be liable for Check Loss resulting from willful misfeasance, bad faith or negligence on the part of UBS Global AM. Any person, even though also an officer, partner, employee, or agent of UBS Global AM, who may be or become an officer, Director, employee or agent of the Fund shall be deemed, when rendering services to any Fund or acting in any business of the
Fund, to be rendering such services to or acting solely for the Fund and not as an officer, partner, employee, or agent or one under the control or direction of UBS Global AM even though paid by it.
       9.	Duration and Termination.  This Contract, unless sooner
terminated as provided herein, shall continue in effect for two years from the above written date. Thereafter, if not terminated, this Contract shall continue automatically for periods of twelve months each, provided, such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Funds board of directors who are not parties to the Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Funds board of directors or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Contract may be terminated by the Fund at any time, without the payment of any penalty, by vote of the Funds board of directors or by vote of a majority of the outstanding voting securities of the Fund on 60 days written notice to UBS Global AM or by UBS Global
AM at any time, without the payment of any penalty, on 90 days written notice to the Fund. This Contract will automatically and immediately terminate in the event of its assignment. (As used in this Contract, the terms majority of the outstanding voting securities, interested person and assignment shall have the same meaning as such terms have in the 1940
Act.)
       10.	Amendment of this Contract.  No provision of this
Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Contract shall be effective until approved by vote of the holders of a majority of the Funds outstanding voting securities.
       11.	Name of Fund.  The Fund may use the name UBS
Cashfund Inc. or any name derived from the name UBS Global Asset
Management (Americas) Inc. only for so long as this contract or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of UBS Global AM.  At such time as such an agreement shall no longer be in effect, the Fund will (to the extent that it lawfully can) cease to use such a name or any other name connected with UBS Global
AM or any organization which shall have so succeeded to the business of
UBS Global AM.
       12.	Miscellaneous.  The captions in this Contract are included
for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

UBS GLOBAL ASSET MANAGEMENT		UBS GLOBAL
ASSET MANAGEMENT
(AMERICAS) INC.		(AMERICAS)
INC.


By: /s/ Igor Lasun                       By: /s/ Keith A. Weller
Name:  Igor Lasun		         Name:  Keith A. Weller
Title: Executive Director		 Title:  Executive Director & Senior

Associate General Counsel


UBS CASHFUND INC.		UBS CASHFUND
INC.


By:/s/ Thomas Disbrow                    By: /s/Mark E. Carver
Name:  Thomas Disbrow                    Name:  Mark E. Carver
Title:    Vice President & Treasurer	 Title: President